Exhibit 99.1
PARKVALE FINANCIAL CORPORATION
CERTIFICATION OF THE
PRINCIPAL EXECUTIVE OFFICER AND THE
PRINCIPAL FINANCIAL OFFICER
     Robert J. McCarthy, Jr., President and Chief Executive Officer, and Timothy G. Rubritz, Vice President and Treasurer, each hereby certify, based on his knowledge, that:
     (i) The Compensation Committee of Parkvale Financial Corporation (the “Company”) will discuss, review and evaluate with the senior risk officers at least every six months during the period beginning on September 14, 2009 and ending with the last day of the fiscal year ending June 30, 2010, senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to the Company;
     (ii) The Compensation Committee of the Company will identify and limit during the period beginning on September 14, 2009 and ending with the last day of the fiscal year ending June 30, 2010, the features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company and will identify any features in the employee compensation plans that pose risks to the Company and limit those features to ensure that the Company is not unnecessarily exposed to any such risks;
     (iii) The Compensation Committee will review at least every six months during the period beginning on September 14, 2009 and ending with the last day of the fiscal year ending June 30, 2010, the terms of each employee compensation plan and will identify the features in the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee and will limit those features;
     (iv) The Compensation Committee of the Company will certify within 120 days of the completion of the fiscal year to the reviews of the SEO compensation plans and employee compensation plans required under paragraphs (i) and (iii) above;
     (v) The Compensation Committee of the Company will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in:
     (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;
     (B) Employee compensation plans that unnecessarily expose the Company to risks; and
     (C) Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;
     (vi) The Company has required that bonus payments, if any, as defined in the regulations and guidance established under Section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;
     (vii) The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on June 15, 2009 and ending with the last day of the Company’s fiscal year ended June 30, 2009;
     (viii) The Company has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the period beginning on June 15, 2009 and ending with the last day of the Company’s fiscal year ended June 30, 2009;

     (ix) The Board of Directors of the Company has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, has provided this policy to Treasury and the Office of Thrift Supervision, and the Company and its employees have complied with this policy from the date of adoption, and that any expenses requiring approval of the Board of Directors, a committee of the Board of Directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;
     (x) The Company will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the Company’s fiscal year ended June 30, 2009;
     (xi) The Company will disclose the amount, nature, and justification for the offering during the period beginning on June 15, 2009 and ending with the last day of the Company’s fiscal year ended June 30, 2009 of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (vii);
     (xii) The Company will disclose whether the Company, the Board of Directors of the Company, or the Compensation Committee of the Company has engaged during the period beginning on June 15, 2009 and ending with the last day of the Company’s fiscal year ended June 30, 2009, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;
     (xiii) The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on June 15, 2009 and ending with the last day of the Company’s fiscal year ended June 30, 2009;
     (xiv) The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;
     (xv) The following employees are the SEOs and the twenty next most highly compensated employees of the Company and/or Parkvale Savings Bank (the “Bank”) for the current fiscal year and the fiscal year ended June 30, 2009, with the non-SEOs ranked in order of level of annual compensation starting with the greatest amount:

Names of Senior Executive Officers and
Most Highly Compensated Employees	Title	Employer

Robert J. McCarthy, Jr.	President and Chief Executive Officer	Company and Bank
Timothy G. Rubritz	Vice President, Treasurer and Chief Financial Officer	Company and Bank
Gilbert A. Riazzi	Senior Vice President	Bank
Thomas R. Ondek	Senior Vice President	Bank
Gail B. Anwyll	Senior Vice President	Bank
Stephens, Robert A	Senior Vice President	Bank
Luther, Christopher	Investment Rep	Bank
Ferace, Derek J	Attorney	Bank
Webb, Thomas A	Vice President	Bank
DeFazio, Joseph C	Vice President	Bank
Trombetta, Christopher M	Vice President	Bank
Fritz, William E	Sr. AVP	Bank
Lowe, Patricia	Vice President	Bank
McCarthy, Kevin M	Sr. AVP	Bank
Yoswick, Robert A	AVP	Bank

Names of Senior Executive Officers and
Most Highly Compensated Employees	Title	Employer

Mullin, Michael F	Commercial Loan Officer	Bank
Forlano, Lisa E	Asst. Controller	Bank
Bauccio, Carmen J	AVP	Bank
Muto, Janice C	Sr. AVP	Bank
Jones, Lynn G	Facilities Manager	Bank
Lelli-Moziejko, Rene J	AVP	Bank
Urban Jr, James M	Mgr, Credit Administration	Bank
Landi, Mark A	Sr. AVP	Bank
Husak, Matt J	Vice President	Bank
Meister, Glenn A	Risk & Compliance Mgr	Bank
     (xvi) Each of the undersigned understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: September 9, 2009
Robert J. McCarthy, Jr.
President and Chief Executive Officer

Date: September 9, 2009
Timothy G. Rubritz
Vice President and Treasurer

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